Exhibit 10.20

KCM, INC.

EMPLOYMENT AGREEMENT

This agreement, effective the 28th day of October, 1996, (The “Effective Date”), by and between KCM, INC., a Maryland Corporation (hereinafter referred to as the “Employer”), and Wallace W. Birdseye of 2524 N. Quincy Street, Arlington, Virginia 22207 (hereinafter referred to by his or her surname or as the “Employee”).

Background

Employer is engaged in the business of providing data processing consulting services to its customers.  Employee desires to become engaged by Employer as a Vice President.  Employer and Employee desire to enter into this Agreement to set forth the terms and conditions of such employment.

IN CONSIDERATION of the premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                      Employment.  Employer agrees to employ Employee as a Vice President, and Employee accepts such employment on the terms and conditions set forth in this Agreement.

2.                      Term.  The term of employment under this agreement begins on the Effective Date, and shall continue thereafter until expiration at midnight on 1 year from current date, unless terminated earlier pursuant to Section 17 below.  The term of employment hereunder shall be automatically renewed from year to year thereafter, unless terminated sooner pursuant to Section 17 below.

3.                      Salary.  For services rendered by the Employee under this Agreement, Employee shall be entitled to a base salary on an annualized basis of $140,000.00, which shall be payable in monthly installments of $11,666.67 or a proportionate amount for time actually worked.

4.                      Bonus Plan.  As of January 1, 1997, employee will be eligible to receive additional compensation based on the following criteria.

4.1            Meeting projected sale forecast’s for existing services in the Washington Metropolitan area.

4.2            Meeting projected sales goals for project oriented business.

4.3            Surpassing overall corporate revenue and profitability forecasts.

Further definition of this plan will be available prior to January 1, 1997 and will involve participation by employee with the 1997 sales forecast.  The targeted bonus plan will be $60,000.

5.                      Benefits.  Subject to Employee’s insurability, Employee shall be eligible to participate in such medical, dental, life, disability, and other plans as may be made available by Employer generally to its employees, in accordance with Employer’s policies in existence and as modified from time to time.

6.                      Vacation.  Employee is eligible for three weeks vacation annually, to be scheduled for times mutually convenient to Employee and Employer.  Annual leave is accrued at a rate of 10 hours per month.

7.                      Other Leave.  Employee shall be entitled to holiday leave and sick leave in accordance with the general policies of Employer, as such policies may he modified from time to time.

8.                      Expenses.  Employer shall pay or reimburse Employee, upon submission of vouchers or receipts, for all reasonable, ordinary, and necessary out-of-pocket expenses for travel, meals, and lodging incurred by him directly in the course of his employment.  Any extraordinary expenses must be authorized by Employer in writing.

9.                      Deductions.  Employer is authorized to deduct from the actual compensation of Employee (i) such sums as may be required to be deducted or withheld under the provisions of any law now in effect or hereafter becoming effective during the term of this Agreement, including, but not limited to, social security and unemployment and income withholding taxes, (ii) any payments of compensation made in advance of the date(s) due to be paid to Employee, and (iii) any other amount(s) loaned Employee or otherwise due from Employee to Employer.

10.                Duties.  During the term of employment hereunder, Employee shall faithfully and diligently exercise his best efforts, on a full time basis, to perform such duties and to assume such responsibilities exclusively for Employer as Employer may direct, which duties shall include, but not limited to,

10.1           Maintain and expand existing services in the Washington Metropolitan area.

10.2           Develop a new line of services related to project oriented business.

10.3           Management of sales staff.

10.4           Management of technical staff on assigned accounts.

10.5           Other duties as assigned.

11.                Compliance with Laws.  Employee will not do any act or engage in any conduct, or permit, condone or acquiesce in any act or conduct of other persons, which could cause Employer to be in violation of any law or statute and Employee shall indemnify and hold Employer harmless against any and all liabilities, claims, damages, fees, losses and expenses of any kind or nature whatsoever attributable directly or indirectly to such act or conduct committed by him.

12.                Rights of Others.  Employee represents, warrants and covenants that in the performance of Employee’s duties hereunder Employee will not infringe, make use of incorporate, or otherwise exploit any proprietary information, trade secrets, copyrights, patents or other proprietary rights of any person or entity without express written authorization of such person or entity.  Employee represents and warrants that Employee is under no obligation or duty to any other party inconsistent with or in conflict with this Agreement, or which would prevent, limit or impair in any way his performance of obligations hereunder.  Employee shall indemnify and hold Employer harmless from and against any and all liabilities, claims, damages, fees, losses, costs and expenses of any kind of nature arising out of or in any manner connected with a breach of the foregoing warranties, representations and covenants committed by him.

13.                Confidential Information.  Employee acknowledges that during the course of his employment (and prior to executing this Agreement) Employee will have and has (while in a relationship of trust and confidence) had access to confidential information relating to Employer and Employer’s customers, including, but not limited to, customer information, computer software, programs, flow charts, specifications, codes designs, works, documentation, methods of operation, and trade secrets (“Confidential Information”).  Employee shall not at any time, during or after the term of this Agreement, directly or indirectly copy, use, disclose, release or publish any such Confidential Information, except as expressly required or authorized by Employer.  Employee acknowledges that in the course of his employment and as a necessary result of the performance of her duties Employee will have access to certain Confidential Information which may be fixed by him or by others in a tangible medium or form of expression, including but not limited to, lists of customers and prospective customers, brochures, coding lists, screens, works, data bases, manuals, documentation, tapes, disks, and copies thereof.  It is hereby acknowledged by Employee that all such items, media and all copies are and shall remain the exclusive property of Employer, Employee shall deliver or return all such property, copies, media or items to Employer at Employer’s request, and in any event immediately upon termination of employment for any reason.  In the event that any person furnishing Confidential Information of any kind to Employer requires assurances of protection of confidentiality be given by Employee, Employee shall, at Employer’s request, execute appropriate documents containing covenants providing for such protection.

14.                Works, Ideas and Concepts.  All works, inventions, discoveries, improvements, innovations, new ideas or concepts made or developed by Employee either solely or jointly with others and arising out of and in the course of employment, and relating to the business and services provided by Employer to its customers and to the development of computer programs and software for use by Employer or for possible sale or license to others, are made for the exclusive benefit and use of Employer and shall belong exclusively to Employer.  Immediately upon making or creating any works, inventions, discoveries, or improvements, Employee shall notify Employer thereof and shall at any time upon Employer’s request execute and deliver to Employer without further compensation such documents as may be necessary to prepare inventions, discoveries or improvements and to assign and transfer to Employer all rights (including copyrights), title and interest in and to said works (and all copies thereof), inventions, discoveries and improvements, and copyrights and patents therefor.  Employee acknowledges that all works shall be considered to be “work made for hire” as that term is defined in Section 101 of the U.S. Copyright Act.

15.                Protection of Business.  As a Vice President, Employee is expected and encouraged to develop close working relationships with customers of Employer.  Employee is expected and encouraged to assume responsibility for performing services without close supervision by Employer.  Loyalty to Employer’s interest is essential for those conditions to occur successfully.  Employee recognizes and acknowledges that Employee is employed to develop such relationships, and that such relationships constitute extremely valuable assets of Employer and Employee recognizes and acknowledges that Employer is entitled to and should protect valuable interests and assets through the following covenants:

15.1                    During Employment.  During the term of this Agreement, Employee shall not engage in, be employed by, or participate either directly or indirectly in any other business engaging in providing data processing consulting services of any kind or nature, or in the design or development of computer software, or in employee recruiting or placement.  Employee acknowledges that all business opportunities generated by or on behalf of Employer during the term of this Agreement shall belong to Employer, and agrees that Employee shall not, during the term hereof, directly or indirectly take advantage of or participate in such opportunities except as the Employee of Employer.

15.2                    After Termination.  For a period of one year after termination of this Agreement for any reason, Employee shall not, in any manner, directly or indirectly whether as owner, partner, stockholder, employee, agent, or consultant (i) solicit or accept any business relating to or similar to the business of Employer from any customer of Employer, (ii) become an employee of any customer of Employer for which the Employee performed any services, or to whom Employee was introduced, or by whom Employee was interviewed, during the term of his employment by Employer hereunder, or (iii) induce or attempt to induce any person (a) who is an employee, consultant, independent contractor or subcontractor of Employer, or (b) who had been, at any time during the three months prior to termination of this Agreement, an employee, consultant, independent contractor or subcontractor of Employer, to leave the Employer, whether to join Employee in a similar enterprise or otherwise.

15.3                    Definition.  The term “Customer of Employer” as used in this Section 15 means any individual or entity which was a customer or client of Employer at the time of termination of this Agreement, or whose business was being actively solicited by Employer at the time of termination of this Agreement.  In the event that Employer’s client is a division, department or other specifically delineated segment of an entity, then only such division(s), department(s) or other specifically delineated segment(s) of such entity shall be the “Customer of Employer” within the meaning of this Section 15.  “Customer of Employer” shall also include any individual, partnership, joint venture, corporation or other entity for which Employee performed any services while an Employee of Employer.

15.4                    This section 15 and each subsection and subparagraph thereof, constitute and are separate and divisible covenants and, if for any reason one is held to be invalid or unenforceable, in whole or in part, the same shall not be held to affect the validity or enforceability of any other covenant or of any other provision of this Agreement.

16.                Remedy for Breach.  Employee acknowledges that the restrictions on dealing with Employer’s customers, the time and geographic restrictions and the description of the proscribed activities contained in the covenants set forth in

Section 15 and its subsections, as well as the proscribed activities contained in the covenants set forth in Sections 11, 12, 13 and 14 are reasonable and that those covenants are necessary to protect the Employer’s legitimate business interests.  Employee further acknowledges that any breach or threatened breach of the provisions of these sections would cause immediate and irreparable harm to Employer and Employer shall be entitled to an injunction restraining such breach, in which case no bond or other security shall be required in connection therewith.  In addition Employer may pursue such other remedies for such breach or threatened breach as may be available to Employer at law or in equity.

16.1                     Modification by Court.  In the event that a court of competent jurisdiction should deem the restrictions on dealing with Employer’s customer, the time restrictions and/or the description of the proscribed activities as set forth in the covenants contained in Sections 14 and 15 and its subsections of this Agreement not to be reasonable, the parties hereto agree that the court may designate such restrictions on dealing with Employer’s customers, time restrictions or description of proposed activities as it deems reasonable and enforce the covenants as modified.

16.2                     Prospective Enforcement of Covenants.  If, after termination of employment, Employee violates the covenants contained in Section 15 and its subsections of this Agreement, the duration of the covenant after termination of employment shall be computed from the date the Employee resumes compliance with the covenant or from the date Employer is granted injunctive relief by a court of competent jurisdiction enforcing such covenant, reduced by the number of days Employee was not in violation of the covenant after termination of employment.

16.3                     Liquidated Damages.  If the Employer is granted an injunction against Employee, or the Employee is found guilty of violating Section 15, the Employer shall be entitled to recover from the Employee as liquidated damages for the Employee’s violation of the covenants set out in Section 15 and its subsections of this Agreement 50% of the dollar value of any business diverted from the Employer as a result of the Employee’s breach of Section 15.  If the Employer is granted an injunction against Employee or Employee is found guilty of violating Section 14, the Employer shall be entitled to recover from the Employee as liquidated damages for the Employee’s violation of the covenants set out in Section 14 of this Agreement the higher of 100% of the compensation, royalties, or other remuneration diverted from the Employer as a result of the Employee’s breach of Section 14, or 100% of the value of the work, ideas, or concepts to the Employer.  This provision for liquidated damages shall not prohibit the Employer from obtaining injunctive relief because the parties acknowledge that damages for such breaches are difficult to ascertain, the liquidated damages specified will not fully compensate the Employer for all of the damage to the Employer as the result of such breach, the parties intend that the covenants in Sections 14 and 15 and its subsections of this

Agreement will be faithfully performed, and the parties intend for all remedies to be cumulative.

17.                Termination of Employment.  Anything to the contrary notwithstanding, either party may terminate employment under this Agreement, with or without cause, by giving the other party written notice at least 15 days prior to the date of termination of employment.  Employment may be otherwise terminated by Employer at any time, without notice, in the event of inattention to or neglect of Employee’s duties, willful or intentional waste or misuse of assets of Employer, embezzlement, dishonesty, fraud or other acts of criminal nature, or involving moral turpitude, refusal to follow reasonable directions given to Employee by Employer, or material breach of any covenant contained in this Agreement.  Any payments of compensation made by Employer in advance of the date(s) due to be paid to Employee, or any other amounts loaned or advanced to Employee or otherwise due from Employee to Employer shall be immediately due and payable to Employer upon the date of termination of Employment.  Any salary due Employee upon termination shall be immediately due and payable to Employee according to the terms and conditions of this Agreement.

18.                General Conditions.

18.1                    Assignment, Successors and Assigns.  The rights and obligations of KCM hereunder shall inure to the benefit of and shall be binding upon the parties, their heirs, personal representatives, successors and permitted assigns, except that the rights, duties and obligations of Employee are personal to him and no such rights, duties or obligations shall be subject to voluntary alienation, assignment or transfer.

18.2                    Notice.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to Employee at her residence as indicated above in this Agreement, and to Employer at 4061 Powdermill Road, Suite 500, Calverton, MD 20705, or at such other place as may be designated by either party by written notice to the other.

18.3                    Waiver of Breach.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

18.4                    Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and there are no representations, warranties, covenants or obligations except as set forth herein.  This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to the employment of the Employee contemplated by the Agreement.  Except as otherwise especially provided herein, nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than parties hereto any rights or remedies under or by reason of this Agreement.

18.5                    Amendments.  This Agreement may be amended only in writing executed by the parties hereto affected by such amendments.

18.6                    Gender and Number.  Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include neuter or feminine gender and vice verse.

18.7                    Severability.  The terms, clauses and provisions of this Agreement shall be separate and severable so that if any such term, clause or provision shall be deemed to be invalid or unenforceable by a court of competent jurisdiction in the State of Maryland, then that term, clause or provision shall be deemed void and of no effect and the remainder of this Agreement shall be valid and binding upon the parties hereto.

18.8                    Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

18.9                    Survival.  The obligations set forth in Sections 12, 13, 14, 15, and 16 of this Agreement shall survive termination of employment, for any reason.  The successful party in any lawsuit will have its legal fees and cost paid by the unsuccessful party.

18.10               Legal Fees.  The successful party in any lawsuit will have its legal fees and costs paid by the unsuccessful party

EXECUTED under seal on the date(s) indicated below.

ATTEST/ATTEST	KCM, INC.

/s/ Gary P. Anderson
Gary P. Anderson

10/23/96
Date:

/s/ Wallace W. Birdseye
Wallace W. Birdseye

11/6/96
Date